Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 26, 1997, except for Note 13, which is as of March 27, 1997, appearing on page 16 of Accent Color Sciences, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
June 16, 1997
Hartford, Connecticut